Exhibit 4.6

CERTIFICATE OF DESIGNATION
OF
REDEEMABLE PREFERRED STOCK
OF PROSPECT GLOBAL RESOURCES INC.

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

Prospect Global Resources Inc., a Nevada corporation (the “Corporation”), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Articles of Incorporation of the Corporation (as further amended from time to time, the “Articles of Incorporation”), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, as amended (the “NRS”), the Board of Directors, on July 15, 2013, adopted the following resolution creating a series of its preferred stock, par value $0.001 per share:

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors hereby designates 15,000,000 shares of the preferred stock, par value $0.001 per share, of the Corporation as “Redeemable Preferred Stock” (the “Redeemable Preferred Stock”), and the powers, designations, preferences and relative, participating, optional and other rights of the Redeemable Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth in this certificate of designation (this “Certificate of Designation”), and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file this Certificate of Designation with the Nevada Secretary of State:

Section 1.                  Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as “Redeemable Preferred Stock.” The number of shares constituting such series shall be 15,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that such number shall not be decreased below the number of shares of such series outstanding at the effective time of such decrease. The Redeemable Preferred Stock shall have par value $0.001 per share and the liquidation preference of the Redeemable Preferred Stock shall initially be $1.00 per share (the “Liquidation Preference”).

Section 2.                  Ranking. The Redeemable Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank (i) on a parity with each other class or series of the Corporation’s preferred stock established prior to or after the Effective Date, the terms of which other class or series expressly provide that such class or series will rank on a parity with the Redeemable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (such other classes and series of preferred stock collectively referred to as “Parity Securities”) and (ii) senior to the Corporation’s common stock (the “Common Stock”) and each other class or series of the Corporation’s capital stock outstanding or established after the Effective Date, the terms of which other class or series do not expressly provide that it ranks on a parity with or senior to the

Redeemable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (such other classes and series of capital stock collectively referred to as “Junior Securities”). The Corporation shall have the right to authorize, establish and/or issue additional shares or classes or series of Junior Securities without the consent of the Holders.

Section 3.                  Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a)                                 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise.

(b)                                 “Articles of Incorporation” has the meaning set forth in the preamble hereto.

(c)                                  “Beneficial Owner” has the meaning given such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this Certificate of Designation, such Person or group shall be deemed to have “beneficial ownership” of all shares that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

(d)                                 “Board of Directors” has the meaning set forth in the preamble hereto.

(e)                                  “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

(f)                                   “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Corporation, including any Common Stock or any series of preferred stock of the Corporation, but excluding any debt securities convertible into such equity.

(g)                                  “Certificate of Designation” has the meaning set forth in the preamble hereto.

(h)                                 “Common Stock” has the meaning set forth in Section 2.

(i)                                     “Continuing Director” means any member of the Board of Directors who (i) was a member of the Board of Directors as of the effective date of this Certificate of Designation or (ii) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment.

(j)                                    “Corporation” has the meaning set forth in the preamble hereto.

(k)                                 “Effective Date” means the date on which shares of the Redeemable Preferred Stock are first issued.

(l)                                     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(m)                             “Fundamental Change” means one of the following:

(i)             a “person” or “group” (other than any “person” or “group” that includes either Holder or any of its respective Affiliates) within the meaning of Section 13d of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate Beneficial Owner of common equity of the Corporation representing more than 50% of the voting power of the outstanding Voting Stock;

(ii)          the occurrence of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, with, into or to any Person other than one or more of the Corporation’s subsidiaries or any Holder or any of its respective Affiliates, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction; or

(iii)       a majority of the members of the Board of Directors are not Continuing Directors.

(n)                                 “Holder” means, as of any date, each Person in whose name the shares of the Redeemable Preferred Stock are registered as of such date, which Person may be treated by the Corporation as the absolute owner of such shares of Redeemable Preferred Stock for any and all purposes, including, without limitation, for the purpose of making payment and settling redemptions.

(o)                                 “Liquidation Preference” has the meaning set forth in Section 1.

(p)                                 “Liquidation Transaction” has the meaning set forth in Section 5(a).

(q)                                 “Market Value” means the aggregate market value of the Corporation’s outstanding Capital Stock , on any day, calculated on a per share value as follows:  (i) if the Common Stock is not then listed on a national securities exchange the volume weighted average price per share of Common Stock (as reported on the exchange, market or quotation system on which shares of Common Stock are admitted to trading or listed) for the five consecutive trading days ending on the Business Day prior to such exercise, (ii) if the Common Stock is then listed on a national securities exchange, the last sale price in respect of the Common Stock on the national securities exchange on which the Common Stock is then listed at the close of trading on the Business Day prior to such exercise or (iii) if not so available, Market Value shall be determined as follows: (A) if the parties hereto can agree on the Market Value, such agreed upon value shall constitute the Market Value; (B) if the parties cannot reach an agreement as to the

Market Value within five Business Days from the onset of negotiations, then the Appraised Value (as defined below) shall constitute the Market Value.  “Appraised Value” as of any date herein shall mean the value of a share of Common Stock as of such date as determined by a nationally recognized valuation or appraisal firm (an “Appraiser”) selected jointly by Holders holding a majority of the Redeemable Preferred Stock (the “Majority Holders”) and the Company.  If the Company and the Majority Holders cannot agree on a mutually acceptable Appraiser, then the Company and the Majority Holders shall each choose one such Appraiser and the respective chosen firms shall jointly select a third Appraiser, which shall make the determination.  The Company and the Holders shall each pay half of the costs and fees of each such Appraiser, and the decision of the Appraiser making such determination of Appraised Value shall be final and binding on the Company and all affected holders of Redeemable Preferred Stock.  No discount shall be applied on account of any lack of liquidity of the Common Stock.

(r)                                    “Parity Securities” has the meaning set forth in Section 2.

(s)                                   “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(t)                                    “Redeemable Preferred Stock” has the meaning set forth in the preamble hereto.

(u)                                 “Trigger Date” means the date that is six months following the first day of the month following the month in which a minimum of 50,000 tonnes of potash has first been shipped for delivery from the Corporation’s potash facility in Holbrook, Arizona.

(v)                                 “Voting Stock” means securities of any class of Capital Stock of the Corporation entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

Section 4.                  Dividends and Distributions.

(a)                                 From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, cumulative dividends as set forth in Section 4(b), and no more.

(b)                                 Dividends shall commence accruing from the issue date of the Redeemable Preferred Stock and continue to accrue, whether or not declared, at an annual rate on the Liquidation Preference equal to 8%.  All accrued and unpaid dividends shall be payable on the Trigger Date, and dividends shall be payable thereafter quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Payment Date”) or, if any such day is not a Business Day, the next Business Day. Dividends will be computed on the basis of a 360-day year of 12 30-day months and, for any partial month will be computed on the basis of the actual number of days elapsed in the period divided by 360.

(c)                                  Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the Business Day prior to the Dividend Payment Date.

Section 5.                  Liquidation.

(a)                                 In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up (a “Liquidation Transaction”), each Holder at the time of such Liquidation Transaction shall be entitled to receive for each share of Redeemable Preferred Stock held by such Holder liquidating distributions in the amount of the then-current Liquidation Preference per share of Redeemable Preferred Stock, plus an amount equal to any accrued dividends, whether or not declared, thereon to and including the date of such Liquidation Transaction, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, Holders shall not be entitled to participate in any further distribution of the remaining assets of the Corporation.

(b)                                 In the event the assets of the Corporation available for distribution to stockholders upon any Liquidation Transaction, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Redeemable Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)                                  The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up; provided, that, a Fundamental Change shall be deemed a Liquidation Transaction unless waived by the vote or consent of the Holders of a majority of the shares of Redeemable Preferred Stock at the time outstanding voting as a single class.

Section 6.                  Maturity. The Redeemable Preferred Stock shall be perpetual unless redeemed in accordance with this Certificate of Designation.

Section 7.                  Redemptions.

(a)                                 Optional Redemption at Election of the Holder.  Subject to Section 7(c), at any time following the three year anniversary of the Trigger Date each Holder may deliver a notice to the Corporation of its irrevocable election to redeem for cash some (on a pro rata basis) or all of the such Holder’s then outstanding shares of Redeemable Preferred Stock for cash in a per share amount equal to the Liquidation Value plus all accrued and unpaid dividends through the date of redemption, which date shall be stated in the notice and must be a date at least 30 Business Days following delivery of the notice.

(b)                                 Optional Redemption at Election of the Corporation.  Subject to Section 7(c), at any time following the three year anniversary of the Effective Date the Corporation may deliver a notice to the Holders of its irrevocable election to redeem for cash some (on a pro rata basis) or all of the then outstanding shares of Redeemable Preferred Stock for cash in a per share amount equal to the Liquidation Value plus all accrued and unpaid dividends through the date of redemption, which date shall be stated in the notice.

(c)                                  Limitation on Redemptions.  Notwithstanding anything to the contrary in Sections 7(a) and 7(b), in no event shall the Liquidation Value per share of Redeemable Preferred Stock exceed an amount such that the aggregate Liquidation Value upon a redemption of all of the Redeemable Preferred Stock would exceed an amount equal to 10% of the Corporation’s Market Value on the date of such redemption.

Section 8.                  Voting Rights.  Holders shall be not be entitled to vote on any matters that holders of other shares of capital stock of the Corporation are entitled to vote upon, unless required by Nevada law.

Section 9.                  Replacement Certificates.  The Corporation shall replace any mutilated certificate representing any Redeemable Preferred Stock at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates representing any Redeemable Preferred Stock that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 10.           Notices.  All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Corporation, to: Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202, Attention: Corporate Secretary, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Redeemable Preferred Stock to be executed as of the date first above written.

PROSPECT GLOBAL RESOURCES INC.

By:	/s/ Damon G. Barber
Name: Damon G. Barber Title: President and Chief Executive Officer